NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following class of securities issued by
 Index IQ Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

IQ Taiwan Small Cap ETF (suspended: 12/27/2011) symbol: TWON

IQ Japan Mid Cap ETF (suspended: 12/27/2011) symbol: RSUN

IQ Hong Kong Small Cap ETF (suspended: 12/27/2011) symbol: HKK

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.